Exhibit 1

CHINA UNICOM LIMITED (Stock code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of November 2005.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of November 2005.

Operational Statistics for the month of November 2005 and the comparative figures for the previous month are as follows:-

		November 2005	October 2005

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	94.123 million	93.195 million
	- Post-paid Subscribers	47.609 million	47.111 million
	- Pre-paid Subscribers	46.514 million	46.084 million
	Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	9.856 million	8.928 million
	- Post-paid Subscribers	4.765 million	4.267 million
	- Pre-paid Subscribers	5.091 million	4.661 million
	Aggregated Number of CDMA Cellular Service Subscribers	32.417 million	32.173 million
	- Post-paid Subscribers	29.771 million	29.570 million
	- Pre-paid Subscribers	2.646 million	2.603 million
	Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	4.603 million	4.359 million
	- Post-paid Subscribers	3.947 million	3.746 million
	- Pre-paid Subscribers	0.656 million	0.613 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	9.7034 billion	8.9179 billion
	- Domestic Long Distance	9.5669 billion	8.7923 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1365 billion	0.1256 billion
	Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	13.5409 billion	12.3492 billion
	- Domestic Long Distance	13.4159 billion	12.2349 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1250 billion	0.1143 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	7.292 million	7.688 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of October 2005 and November 2005 are aggregated data reported at 24:00 on 31 October 2005 and 30 November 2005 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of November 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 30 November 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of October and November 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Qiuhong, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian and Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 19 December 2005